EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-283652, File No. 333-283648, File No. 333-278605, File No. 333-271430, File No. 333-265016 and File No. 333-258129) and the Registration Statement on Form S-1, as amended (File No. 333-292661), of our report dated February 27, 2026 relating to the consolidated financial statements of Twin Vee PowerCats Co. and Subsidiaries as of and for the years ended December 31, 2025 and 2024 appearing in this Annual Report on Form 10-K.

/s/ GRASSI & CO., CPAs, P.C.
Glastonbury, Connecticut
February 27, 2026